SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

Exhibit 5.1

                May 4, 2009

Credit Suisse Asset Repackaging Depositor LLC
11 Madison Avenue
New York, New York 10010

Re:	Credit Suisse Asset Repackaging Depositor LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Credit Suisse Asset Repackaging Depositor LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of its registration statement on Form S-3 (the “Registration Statement”) relating to the issuance from time to time in one or more series (each, a “Series”) of trust pass-through certificates (the “Certificates”) that are registered on such Registration Statement.  The Registration Statement has been filed with the Securities and Exchange Commission (the “Commission”) herewith under the Securities Act of 1933, as amended (the “1933 Act”).  As set forth in the Registration Statement, each Series of Certificates will be issued by a separate trust to be formed by the Company (each, a “Trust”) under and pursuant to the conditions of a trust agreement (each, an “Agreement”), to be identified in the prospectus supplement for such Series of Certificates.

We have examined copies of the Company’s Limited Liability Company Agreement, the form of the Agreement filed as an exhibit to the Registration Statement, the forms of Certificates included in the Agreement so filed, and such other agreements, records and documents as we have deemed necessary for purposes of this opinion.  As to factual matters, we have relied upon statements, certificates and other assurances of public officials and of officers or other representatives of the Company and upon such other certificates or representations as we deemed appropriate for purposes of our opinion, which factual matters have not been independently established or verified by us.  We have assumed, without independent verification, the genuineness of all signatures, the accuracy of the representations contained in the reviewed documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon such examinations and our consideration of such questions of law as we have deemed relevant in the circumstances, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Certificates of a Series have been duly executed, authenticated and delivered in accordance with the terms of the related

Agreement and issued and delivered against payment therefor as described in the Registration Statement, the Certificates of such Series will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Agreement, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at law).

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein) and the federal laws of the United States of America.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the headings “Legal Opinions” and “Legal Matters” in the Prospectus and form of Prospectus Supplement thereto, respectively, each forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP